As filed with the Securities and Exchange Commission on September 12, 2003	Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST TENNESSEE NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

TENNESSEE (State or other jurisdiction of incorporation or organization)	62-0803242 (I.R.S. Employer Identification No.)

165 Madison Avenue
Memphis, Tennessee 38103
(901) 523-4444
(Address, including zip code, and telephone number,
including area code, of registrant’s principal
executive offices)

First Tennessee National Corporation
1997 Employee Stock Option Plan
(Full title of plan)

Harry A. Johnson, III
Executive Vice President and General Counsel
First Tennessee National Corporation
165 Madison Avenue
Memphis, Tennessee 38103
(901) 523-5624
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With Copy to:

Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel
and Corporate Secretary
First Tennessee National Corporation
165 Madison Avenue
Memphis, TN 38103
(901) 523-5679

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered	Share(1)	Price(1)	Registration Fee(1)

Common Stock and Associated Rights	1,750,000	$39.21	$68,617,500.00	$5,551.16

(1)	Calculated pursuant to Rule 457(h)(1), based on the average of the high and low prices reported on the New York Stock Exchange for Registrant’s stock on September 10, 2003.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX
EX-5 OPINION OF CLYDE A. BILLINGS, JR.
EX-23.(A) CONSENT OF KPMG LLP
EX-24 POWER OF ATTORNEY

     On November 15, 1996, Registrant filed a registration statement on Form S-8 (File No. 333-16225), registering 4,200,000 shares (adjusted for stock splits) of its common stock, with a current par value of $0.625 per share, for sale under Registrant’s 1997 Employee Stock Option Plan (as amended to date, the “Plan”). On January 4, 1999, Registrant filed another registration statement on Form S-8 (File No. 333-70075), registering 6,000,000 additional shares of Registrant’s common stock for sale under the Plan. On November 17, 1999, Registrant filed another registration statement on Form S-8 (File No. 333-91137), registering 7,000,000 additional shares of Registrant’s common stock for sale under the Plan. On February 22, 2001, Registrant filed another registration statement on Form S-8 (File No. 333-56052), registering 5,000,000 additional shares of Registrant’s common stock for sale under the Plan. On November 15, 2001, Registrant filed another registration statement on Form S-8 (File No. 333-73442), registering 4,000,000 additional shares of Registrant’s common stock for sale under the Plan. Registrant is filing this registration statement to register 1,750,000 additional shares of Registrant’s common stock for sale under the Plan, which was amended October 15, 2002 to increase by 1,750,000 shares the shares authorized for issuance.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

     As permitted by Instruction E to Form S-8, the contents of Registrant’s registration statement on Form S-8 (File No. 333-16225), which was filed November 15, 1996, covering shares for sale under the Plan, as updated below, are incorporated herein by reference. In addition to the foregoing, the following information is also included in this registration statement:

Item 5. Interests of Named Experts and Counsel

     The validity of original issue shares of $0.625 par value common stock of First Tennessee National Corporation (“FTNC” or “the Registrant”) to be issued pursuant to the Plan has been passed upon by Clyde A. Billings, Jr., Senior Vice President, Assistant General Counsel and Corporate Secretary of FTNC. Mr. Billings owned, as of September 1, 2003, approximately 53,700 shares of the Registrant's common stock, including shares owned beneficially, shares to be acquired upon exercise of options, shares held in the Registrant's 401(k) plan and shares as to which Mr. Billings has deferred receipt.

     Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement unless it is proven that at the time such person acquires the security the person knew of such untruth or omission.

     The registrant dismissed Arthur Andersen LLP (“Arthur Andersen”) as its independent public accountant on May 15, 2002, as described in the registrant’s Form 8-K dated May 15, 2002, and filed May 16, 2002. After reasonable efforts, the registrant has not been able to obtain Arthur Andersen’s consent to the naming of that firm as an expert or to the incorporation by reference of Arthur Andersen’s audit report dated January 15, 2002 in this registration statement as required by Section 7 of the Securities Act.

     SEC Rule 437a promulgated pursuant to the Securities Act permits the registrant to file registration statements that contain or incorporate by reference financial statements in which Arthur Andersen had been acting as the independent public accountant without filing the written consent of Arthur Andersen required by Section 7 of the Securities Act. The lack of a consent from Arthur Andersen will generally make unavailable a claim against the accountant relating to securities acquired pursuant to this registration statement under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements or necessary to make the statements in those financial statements not misleading.

Item 6. Indemnification of Directors and Officers

     Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. FTNC has adopted the provisions of the Tennessee statute pursuant to Article Six of its Bylaws. In addition, FTNC has a “Directors’ and Officers’ Liability Insurance Policy” which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

     Tennessee Code Annotated, Section 48-12-102, permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. FTNC has adopted the provisions of the statute as Article 13 of its charter.

     The shareholders of FTNC have approved an amendment to Article Six of the Bylaws pursuant to which FTNC is required to indemnify each director and any officers designated by the Board of Directors, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the Board of Directors is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

Item 8. Exhibits

4(a)	Restated Charter of FTNC, as amended, attached as Exhibit 3(i) to FTNC’s Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

4(b)	Bylaws of FTNC, as amended and restated, attached as Exhibit 3(ii) to FTNC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference.

4(c)	Shareholder Protection Rights Agreement, dated as of October 20, 1998, between FTNC and First Tennessee Bank National Association as Rights Agent, attached as Exhibit 1 to FTNC’s registration statement of Form 8-A, filed 10-23-98 and incorporated herein by reference.

5	Opinion of Clyde A. Billings, Jr. as to legality.

23(a)	Consent of KPMG LLP.

23(b)	Consent of Clyde A. Billings, Jr. (included in Exhibit 5 above).

24	Powers of Attorney.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis and State of Tennessee, on September 12, 2003.

FIRST TENNESSEE NATIONAL CORPORATION

By:	James F. Keen

James F. Keen
Executive Vice President, Chief Financial Officer and Corporate Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Ralph Horn*	Chairman of the Board and a Director	September 12, 2003

Ralph Horn

J. Kenneth Glass*	President, Chief Executive Officer	September 12, 2003
and a Director (principal executive officer)
J. Kenneth Glass

James F. Keen*	Executive Vice President, Chief Financial Officer	September 12, 2003
and Corporate Controller (principal financial
James F. Keen	officer and principal accounting officer)

Robert C. Blattberg*	Director	September 12, 2003

Robert C. Blattberg

George E. Cates*	Director	September 12, 2003

George E. Cates

James A. Haslam, III*	Director	September 12, 2003

James A. Haslam, III

R. Brad Martin*	Director	September 12, 2003

R. Brad Martin

Vicki R. Palmer*	Director	September 12, 2003

Vicki R. Palmer

Michael D. Rose*	Director	September 12, 2003

Michael D. Rose

Signature	Title	Date

William B. Sansom*	Director	September 12, 2003

William B. Sansom

Jonathan P. Ward*	Director	September 12, 2003

Jonathan P. Ward

Luke Yancy III*	Director	September 12, 2003

Luke Yancy III

By: Clyde A. Billings, Jr.		September 12, 2003

Clyde A. Billings, Jr. *As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Table No.

4(a)	Restated Charter of FTNC, as amended attached as Exhibit 3(i) to FTNC’s Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

4(b)	Bylaws of FTNC, as amended and restated, attached as Exhibit 3(ii) to FTNC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference.

4(c)	Shareholder Protection Rights Agreement, dated as of October 20, 1998, between FTNC and First Tennessee Bank National Association as Rights Agent, attached as Exhibit 1 to FTNC’s registration statement on Form 8-A, filed 10-23-98 and incorporated herein by reference.

5	Opinion of Clyde A. Billings, Jr. as to legality.

23(a)	Consent of KPMG LLP.

23(b)	Consent of Clyde A. Billings, Jr. (included in opinion filed as Exhibit 5).

24	Powers of Attorney.